As filed with the Securities and Exchange Commission on July 15, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIOSPECIFICS TECHNOLOGIES CORP.
(Exact name of registrant as specified in its Charter)

Delaware	11-3054851
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

35 Wilbur Street
Lynbrook, NY 11563
(Address of Principal Executive Offices including Zip Code)

AMENDED AND RESTATED BIOSPECIFICS TECHNOLOGIES CORP. 2001 STOCK OPTION PLAN
(Full title of the plan)

Thomas L. Wegman, President
BioSpecifics Technologies Corp.
35 Wilbur Street
Lynbrook, NY 11563
(Name and address of agent for service)
(516) 593-7000
(Telephone Number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerating filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
CALCULATION OF REGISTRATION FEE
		Proposed	Proposed
		maximum	maximum
Title of securities	Amount to be	offering price per	aggregate	Amount of
to be registered(1)	registered(2)	share(3)	offering price(3)	registration fee(4)
Common stock, $0.001	300,000	$24.00	$7,200,000	$401.76

(1) This registration statement (the “Registration Statement”) covers shares of common stock, $0.001 par value (the “Common Stock”), of BioSpecifics Technologies Corp. (the “Company” or the “Registrant”) which may be offered and sold from time to time pursuant to the Amended and Restated BioSpecifics Technologies Corp. 2001 Stock Option Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions in accordance with the anti-dilution provisions of the Plan.

(2) This amount represents a 300,000 share increase in the number of shares of the Company’s Common Stock authorized for issuance under the BioSpecifics Technologies Corp. 2001 Stock Option Plan.

(3) Estimated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for shares of the Company’s Common stock on July 13, 2009, as reported on The NASDAQ Global Market.

(4) Calculated pursuant to Section 6(b) of the Securities Act, as follows: $55.80 per $1,000,000 of proposed maximum aggregate offering price.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by the Company to register 300,000 additional shares of the Company’s Common Stock under the Company’s Amended and Restated 2001 Stock Option Plan (the “Plan”). The shares are in addition to the 1,750,000 shares of Common Stock registered on the Company’s registration statement on Form S-8 filed on October 5, 2007 (File No. 333-146535) (the “Prior Registration Statement”). The additional shares are to be issued pursuant to the Plan, which was approved by the Company’s Board of Directors on April 23, 2009 and by the Company’s stockholders on June 17, 2009.

The Registration relates to securities of the same class as those to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E to Form S-8 regarding the registration of additional securities. Pursuant to General Instruction E, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.

Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

ITEM 2.

Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.

Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement (other than, in each case, documents or information deemed to be furnished and not filed in accordance with Commission rules):

     (a)

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on March 31, 2009;

     (b)

Our Quarterly Report on Form 10-Q for quarter ended March 31, 2009, filed with the Commission on May12, 2009; and

     (c)

The description of our common stock, par value $0.001 per share, contained in our Registration Statement on Form 8-A, filed with the Commission on January 6, 2009 including any amendments or reports filed for the purpose of updating such description.

In addition, all documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be a part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference or deemed to be a part of this Registration Statement modifies or supersedes such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be a part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. In either case, any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

ITEM 4.

Description of Securities.

Not applicable.

ITEM 5.

Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.

Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation, as amended, provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, provided that such liability is not eliminated or limited (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s Amended and Restated By-laws authorize and require the Registrant’s indemnification of its directors, officers, employees and agents to the fullest extent permitted by the General Corporation Law of Delaware, as amended from time to time. The Registrant’s Amended and Restated By-laws provide that the Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s Amended and Restated By-laws further provide that the Registrant will indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Registrant, unless, and only to the extent, that the Court of Chancery of Delaware, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware, or the court in which such action or suit was brought, shall deem proper. Notwithstanding the foregoing, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith.

The Registrant’s Amended and Restated By-laws also provide that the Registrant may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware. The registrant maintains a general liability insurance policy which covers certain liabilities of directors and officers of the registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 7.

Exemption from Registration Claimed.

Not Applicable.

ITEM 8.

Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

ITEM 9.

Undertakings.

The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit	Description

4.1

Amended and Restated BioSpecifics Technologies Corp. 2001 Stock Option Plan (and incorporated by reference to Appendix D to the Registrant’s Definitive Proxy Statement filed with the SEC on April 30, 2009).

4.2	Rights Agreement dated as of May 14, 2002 (incorporated by reference to Exhibit 1 to the Registrant’s Form 8-A filed with the SEC on May 30, 2002).

4.3	Amendment No.1 to Rights Agreement, dated June 19, 2003 (incorporated by reference to Exhibit 10.19 of the Registrant’s Form 10-KSB filed with the SEC on March 2, 2007).

5.1	Opinion of Bingham McCutchen LLP.

23.1	Consent of Tabriztchi & Co., CPA, P.C.

23.2	Consent of Bingham McCutchen LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lynbrook, State of New York, on this 15th day of July, 2009.

BIOSPECIFICS TECHNOLOGIES CORP.

By	/s/ Thomas L. Wegman____________________
Thomas L. Wegman
President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas L. Wegman and Carl A. Valenstein, acting singly, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, acting singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 15, 2009.

/s/ Thomas L. Wegman
Thomas L. Wegman
Principal Executive Officer, Principal Financial Officer,
President and Director

/s/ Paul A. Gitman
Paul A. Gitman
Director

/s/ Michael Schamroth
Michael Schamroth
Director

/s/ Henry Morgan
Henry Morgan
Director

/s/ Matthew Geller
Matthew Geller
Director

/s/ Mark Wegman
Mark Wegman
Director

/s/ Toby Wegman
Toby Wegman
Director